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                                                                    EXHIBIT 10.6

December 11, 2000


Ms. Susan W. Bailey
5415 Preserve Drive
Greenwood Village, Colorado 80121

RE:      SEPARATION AGREEMENT


Dear Susan:

It is acknowledged that you will be involuntarily terminated from StorageTek effective January 5, 2001 ("Termination Date"). This letter will confirm our agreement concerning the termination of your employment with Storage Technology Corporation ("StorageTek" or the "Company") as Corporate Vice President, U.S./Canada Sales and Service of the Company. In that regard, this letter will define the terms of your severance under this Separation Agreement (the "Separation Agreement"). This Separation Agreement supersedes all previous oral and written agreements regarding your employment with StorageTek, provided however that the terms and conditions of your Corporate Officer Employment Agreement dated October 8, 1999 (the "Employment Agreement"), to the degree that they do not conflict with the terms and conditions of this Separation Agreement, shall remain in full force and effect.

         SEPARATION BENEFITS: The Company will pay, within 30 days of the Termination Date, a separation payment equal to the amounts set forth in Sections 5(a) and 5(c) of the Employment Agreement, which amount is equal to $560,000.00 or (i) one year's base salary ($350,000.00), and
         (ii) one year's target MBO bonus for 2000 ($210,000.00). You will also receive an additional amount equal to $70,000.00 in recognition of and in full satisfaction for any amounts that you might otherwise have been entitled to receive based on your performance as it would have been measured against your personal 2000 MBO objectives. The Parties acknowledge and agree that 25% of the $70,000.00 severance payment is made solely in consideration of you executing and not revoking the ADEA Waiver and Release as set forth in Paragraph 2 of the form entitled "Settlement and Release" attached as Exhibit A to your Employment Agreement.

         Your 500,000 stock options, vested and unvested, will vest immediately upon the Termination Date and on the Termination Date the Company's right of repurchase on all of your previously granted 7,500 shares of restricted stock will be void. Pursuant to the terms of StorageTek's Stock Option Plan, you will have ninety (90) days from the Termination Date to exercise these options.

         NON-SOLICITATION: Per the terms of Section 8 of your Employment Agreement, you confirm that during the two-year period commencing with the Termination Date, you will not, directly, or indirectly, hire, solicit, or encourage any then-current Company employees to apply for employment with any person or entity (a) with which you are (or intend to be) employed, (b) by whom you or an entity in which you are employed or have a financial interest is engaged as a consultant, recruiter, independent contractor or otherwise, or (c) in which you further covenant and agree that you will not provide to any other person or entity the names of or references on any person who is then employed by the Company.

         NON-COMPETE: Per the terms of Section 8 of your Employment Agreement, you confirm that for a period of one year from the Termination Date that you will not, either directly or indirectly, engage in any activity in competition with any product or service of the Company (said competitive activities to be determined and identified at the reasonable discretion of



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Susan W. Bailey
December 11, 2000
Page -2-


         the Company), or harmful or contrary to the best interest of the Company, including accepting employment with or serving as a consultant to any entity that is in competition with the Company. In particular, you agree that competitor companies include, Advanced Digital Information Corporation, ATL/Quantum, EMC, Exabyte, Hewlett-Packard, IBM, Managed Storage International, Storage Networks Inc, and Sun Microsystems. With respect to IBM and Hewlett-Packard, if you were to seek employment with a non-storage related entity/division within IBM or Hewlett-Packard, then you may notify StorageTek, in writing, of your desire to become employed by such entity/division and StorageTek may at its reasonable discretion and notwithstanding the aforesaid provisions, grant you permission to seek employment with such entity/division, such permission not to be unreasonably withheld or delayed.

         PRESERVATION OF TRADE SECRETS AND CONFIDENTIAL INFORMATION: You reaffirm and agree to observe and abide by the terms of the StorageTek Proprietary Rights Agreement you signed and that said Proprietary Rights Agreement survives this Agreement, specifically including the provisions therein regarding nondisclosure of the Company's trade secrets and confidential and proprietary information related to inventions, and strategic planning, customers, financial projections, revenue projections, financing, staffing, operation and accounting information related to the Company's business.

         COMPANY RELEASE: The Company hereby irrevocably and unconditionally releases and discharges you and your heirs, successors, and assigns (separately and collectively, "releasees"), jointly and individually, from any and all claims, known or unknown, which it, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns have or may have against releasees and any and all liability which releasees may have to it, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, provided, however, that this release does not affect any claims which are based on releasees' willful acts, gross negligence or dishonesty in the performance of duties as an employee of the Company, nor any claims which may arise after the execution of this Agreement. The Company further agrees that it will not file or permit to be filed on its behalf any claim against you which is released hereby.

         NO FUTURE LAWSUITS: You represent that you do not currently intend to bring any claims on behalf of yourself or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

         NON-DISCLOSURE: Unless otherwise required to do so by law, subpoena or court order, neither party will in any way communicate or discuss the terms of this Separation Agreement or the circumstances of your termination with any person, other than the party's attorneys and accountants. You understand that this nondisclosure provision applies particularly to current and former employees of the Company and the Company's customers, clients and vendors.

         NO ADVERSE COMMENT: You agree that during your employment with the Company through the Termination Date and for at least one year following the Termination Date, you will not, except as specifically required by law or court process or consented to in writing by the Company, (a) communicate to any person or entity any adverse information, written or oral, concerning the Company, its officers, directors, employees, attorneys, agents or advisers (including any communication concerning information that relates to the business, operations, prospects or affairs of the Company or any of its subsidiaries or affiliates)



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Susan W. Bailey
December 11, 2000
Page -3-


         under the circumstances in which there is a reasonable possibility that such information might be publicly reported or disclosed or otherwise made available to third parties, or (b) provide to any person (other than your attorney or accountant) or entity any information that concerns or relates to the negotiations or circumstances leading to the execution of this Separation Agreement.

         NON-DISPARAGEMENT: You and the Company mutually agree that the terms of your termination of employment are amicable and mutually acceptable and each party agrees with the other that neither shall malign, defame, blame, or otherwise disparage the other, either publicly or privately regarding the past or future business or personal affairs of the Company or you, or any other officer, director or employee of the Company.


This Separation Agreement shall be deemed for purposes of the Older Workers Benefits Protection Act to have been delivered to you for your consideration on December 11, 2000. You have twenty-one (21) days from that date to decide whether or not to accept this agreement. If you accept this agreement, you will then have seven days from the date you sign this agreement and deliver an executed copy to the Company during seven day period you may revoke your acceptance by notifying the Company in writing of your desire to do so. No amounts otherwise due to you under this Separation Agreement will be paid to you until the expiration of that seven day revocation period.

Please sign both copies of this letter below, and the attached Settlement and Release, indicating your acceptance, and return one copy for our files.


Accepted and Agreed:                   Very truly yours,

                                       STORAGE TECHNOLOGY CORP.



--------------------------             ------------------------------
SUSAN W. BAILEY                        Patrick J. Martin
                                       Chairman, President and Chief Executive
                                       Officer

-----------------------               ------------------------
Date                                  Date



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                                    EXHIBIT A

                             SETTLEMENT AND RELEASE


1. In exchange for a separation payment in the amount of $350,000.00 in salary, bonus in the amount of $210,000.00 and additional compensation in the amount of $70,000 to Susan W. Bailey ("Employee"), by Storage Technology Corporation ("Company"), Employee hereby irrevocably and unconditionally releases and discharges the Company, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns (separately and collectively, "releasees") jointly and individually, from any and all claims, known or unknown, which she, her heirs, successors or assigns have or may have against releasees and any and all liability which releasees may have to her whether denominated claims, demands, causes of action, obligations, damages, or liabilities arising from any and all bases, however denominated, including but not limited to, any claims of discrimination under the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act, the Rehabilitation Act, the Family Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 or any federal or state civil rights act, claims for wrongful discharge, breach of contract, or for damages under any other federal, state or local law, rule or regulation, or common law under any theory; provided, however, that this release does not affect (1) any claims for benefits which have vested or shall vest on or before the effective date of this Settlement and Release ("Release") under any of the Company's benefit plans; (2) any claims for indemnification for acts of Employee which have occurred or may occur as an officer or employee of the Company; or (3) any claims which may arise after the execution of this Release. This release specifically excepts any claim Employee may wish to make for unemployment compensation, and the Company agrees not to contest any claim made by Employee for unemployment compensation. This release is for any relief, no matter how denominated, including, but not limited to, back pay, front pay, compensatory damages, punitive damages, or damages for pain and suffering. Employee further agrees that she will not file or permit to be filed on her behalf any such claim, will not permit herself to be a member of any class seeking relief against the releasees and will not counsel or assist in the prosecution of claims against the releasees, whether those claims are on behalf of herself or others, unless she is under a court order to do so.

2. Employee agrees that by signing this Release, she is giving up the right to sue for age discrimination, and that under this Release Employee shall receive consideration to which she is not otherwise entitled, and would not receive but for her release of rights under the ADEA. Employee has up to twenty-one (21) days after delivery of this Release to consider whether to sign this Release. Employee agrees that, after she has signed and delivered this Release to the Company, this Release will not be effective or enforceable until the end of a seven
         (7) day revocation period beginning the day after the Employee signs this Release, and that Employee will not receive the severance payment due under the Employment Agreement until this seven-day period has expired. During this seven-day period, Employee may revoke this Release, without reason and in her sole judgment, but she may do so only by delivering a written statement of revocation to the Company



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         to the attention of General Counsel. If the Company does not receive a written statement of revocation from Employee by the end of the revocation period, then this Release will become legally enforceable and Employee may not thereafter revoke this Release.

3. Employee agrees that this Release shall be governed by federal law and the internal laws of the State of Colorado, irrespective of the choice of law rules of any state.


ACKNOWLEDGMENT:

Employee's signature below acknowledges that she has read this document fully, that she understands and agrees to its contents, that she understands that it is a legally binding document, and that she has been advised to consult a lawyer of her choosing before signing this Release, and has had the opportunity to do so.



--------------------------                  -----------------------------------
Date                                        SUSAN W. BAILEY





This Release presented to Employee on December 11, 2000.